EXHIBIT 16.1

Letter of Rotenberg Meril Solomon Bertiger & Guttilla, PC.

Change In Certifying Accountant

January 6, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Gulfstream International Group, Inc. – Commission File Number 333-144363

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 6, 2009 of Gulfstream International Group, Inc. (the "Company") and are in agreement with the statements contained in paragraphs one, two, three and four herein,

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs five and six of Item 4.01 of the above-referenced filing.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Park 80 West, Plaza One

Saddle Brook, NJ 07663